EXHIBIT 13








                                December 20, 1995







Thomas J. Anderson                                   John D. Freitag
Computone Corporation                                Leopard Industries, Inc.
Suite 150                                            Suite 201
1100 Northmeadow Parkway                             1037 Sterling Road
Roswell, GA  30076                                   Herndon, VA  22070

Richard A. Hansen                                    William C. Lovely
Pennsylvania Merchant Group Ltd                      Leopard Industries, Inc.
Suite 390 - Fidelity Court                           Suite 201
259 Radnor-Chester Road                              1037 Sterling Road
Radnor, PA  19087                                    Herndon, VA  22070

Gentlemen:

         As Secretary of Computone Corporation ("Computone") and on its behalf, I am writing this letter to evidence the agreements reached among Computone, Jaguar, Inc. ("Jaguar"), Richard A. Hansen ("Han-sen"), John D. Freitag ("Freitag"), Thomas J. Anderson ("Anderson") and William C. Lovely ("Lovely"). Each of you, by your execution and delivery of this letter or a counterpart thereof, agrees to be legally bound by all of the provisions of this letter insofar as such provi-sions are applicable to you.

         1. Not later than December 20, 1995, Jaguar agrees to, and each of Freitag, Lovely and Anderson agrees to take all such action as is necessary to cause Jaguar to, execute and deliver that certain Agreement to Release Pledged Collateral to be dated as of December 20, 1995 among Primary Holdings Limited, a Bermuda corporation ("PHL"), Jaguar and Hansen (the "Release") and that certain Agreement to be dated as of December 20, 1995 between Jaguar and Hansen in favor of PHL (the "Agreement"), in substantially the form of Exhibits A and B hereto, respectively, and to consummate on behalf of Jaguar the transactions contemplated by the Release and the Agreement.

         2. Not later than December 20, 1995, Hansen agrees to execute and deliver the Release and the Agreement, in substantially the form of Exhibits A and B hereto, respectively, and to consummate the transactions contemplated by the Release and the Agreement.

         3. Pursuant to the Agreement and the Release, Jaguar, with the consent of PHL, has agreed to sell 2,619,266 shares (the "Shares") of


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Thomas J. Anderson, John D. Freitag,
Richard A. Hansen, William C. Lovely
Page 2
December 20, 1995


Common Stock of Computone for a purchase price in the aggregate of $750,000; or approximately $.286 per Share. Hansen agrees to pay the purchase price for the Shares by prepayment of $750,000 of a $14,100,000 indebtedness of Jaguar to PHL. Of the $750,000, $444,750 represents the purchase price of 1,553,225 shares (the "Hansen Shares") being purchased by Hansen and $305,250, which is the amount of a loan (the "Loan") by Hansen to Anderson and Lovely, represents the purchase price of 866,041 shares (the "Anderson Shares") being purchased by Anderson and 200,000 shares (the "Lovely Shares") being purchased by Lovely.

         4. Not later than December 20, 1995, (a) Anderson agrees to execute and deliver to Hansen: (i) a promissory note (the "Anderson Note") payable to Hansen in the principal amount of $247,982 due on demand by Hansen after June 30, 1996, together with interest on the unpaid balance of the Anderson Note at the annual rate 8% and (ii) a pledge agreement whereby Anderson pledges the Anderson Shares to Hansen as security for the timely payment of the principal and interest on the Anderson Note and (b) Lovely agrees to execute and deliver to Hansen: (i) a promissory note (the "Lovely Note") payable to Hansen in the principal amount of $57,268 due on demand by Hansen after June 30, 1996, together with interest on the unpaid balance of the Lovely Note at the annual rate of 8% and (ii) a pledge agreement whereby Lovely pledges the Lovely Shares to Hansen as security for the timely payment of the principal and interest on the Lovely Note.

         5. Hansen, Anderson and Lovely acknowledge that Freitag shall on and after December 20, 1995 be the sole stockholder of Jaguar and that Jaguar is the owner of 66,932 shares (the "Jaguar Shares") of Common Stock of Computone.

         6. Not later than February 1, 1996, Computone agrees to, and Freitag, Hansen, Anderson and Lovely as the sole directors of Computone agree to cause Computone to, file a registration statement with the Securities and Exchange Commission (the "SEC") on Form S-3 or other appropriate SEC form for the purpose of registering under the Securities Act of 1933 the Shares, including any Shares purchased by Lovely under his option, and the shares of Common Stock of Computone issuable to Freitag and Lovely upon the conversion of the Series D Preferred Stock of Computone held by Freitag and Lovely. Computone agrees to use its best efforts to cause such registration statement to become effective as promptly as practicable.

         7. Not later than December 20, 1995, Freitag and Lovely each shall furnish Computone with written notice of conversion of all of the shares of Series D Preferred Stock of Computone respectively held by them. Computone, Freitag and Lovely agree that the accrued but unpaid dividends on the Series D Preferred Stock of Computone from the date of issuance thereof through the date of conversion shall be paid by Computone not later than June 30, 1996.



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Thomas J. Anderson, John D. Freitag,
Richard A. Hansen, William C. Lovely
Page 3
December 20, 1995


         8. Computone agrees to, and Freitag, Hansen, Anderson and Lovely as the sole directors of Computone agree to cause Computone to, call and hold an annual meeting of stockholders (the "Annual Meeting") not later than July 31, 1996. Between the date hereof and the date of the Annual Meeting, Freitag, Hansen, Anderson and Lovely shall constitute the sole members of the Board of Directors of Computone. Freitag, Hansen, Anderson and Lovely agree that Freitag shall serve as Chairman of the Board of Computone from the date hereof through April 6, 1996 and that Hansen shall serve as Chairman of the Board of Computone from April 6, 1996 through the date of the Annual Meeting. Freitag, Hansen, Anderson and Lovely, as the sole directors of Computone, agree to nominate seven persons for election as directors of Computone at the Annual Meeting, of whom three shall be persons designated by Anderson, of whom three shall be persons designated by Hansen and of whom one shall be a person mutually acceptable to the three Anderson designees and the three Hansen designees. For a period of not less than one year following the Annual Meeting, Freitag shall be a Director Emeritus of Computone and shall be entitled to notice of and to attend all meetings of the Board of Directors of Computone.

         9. Not later than December 20, 1995, Computone agrees to, and Hansen, Anderson and Lovely as directors of Computone agree to cause Computone to, (a) grant Freitag an option (the "Freitag Option"), which shall be fully vested upon the date of grant, to purchase 100,000 shares of Common Stock of Computone at a price of $1.00 per share exercisable for a period of five years following the date of grant in consideration of consulting services to be rendered by Freitag to Computone as and when requested by the Board of Directors of Computone and
(b) file a registration statement with the SEC on Form S-8 or other appropriate SEC form for the purpose of registering, not later than December 31, 1996, the shares of Common Stock of Computone underlying the Freitag Option. If, on January 1, 1997, the value of 100,000 shares of Common Stock of Computone, determined by multiplying the closing bid price of Computone Common Stock as reported by Nasdaq for the ten business days next preceding January 1, 1997 by 100,000, is $350,000 or more, whether or not Freitag has then exercised all or any part of the Freitag Option and whether or not Freitag has sold any shares of Computone Common Stock acquired upon exercise of the Freitag Option, Computone shall have no obligation to pay Freitag any other consulting fee. If, however, the value of 100,000 shares of Computone Common Stock on January 1, 1997, determined as aforesaid, is less than $350,000, Computone agrees to pay Freitag a consulting fee equal to the difference between $350,000 and the value of 100,000 shares of Computone Common Stock on January 1, 1997, determined as aforesaid, but in no event more than $250,000. Such consulting fee shall be paid in five equal annual installments, commencing on June 30, 1997 and continuing on June 30 of the four succeeding years.

         10. Not later than December 31, 1996, Computone agrees to and Hansen, Anderson and Lovely as directors of Computone agree to use their best efforts to cause Computone to, obtain the release of


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Thomas J. Anderson, John D. Freitag,
Richard A. Hansen, William C. Lovely
Page 4
December 20, 1995


Freitag as guarantor of any loan or credit arrangements between Computone and NationsBank, including the termination of any pledges by Freitag securing such guaranty.

         11. In connection with the sale of Shares pursuant to the registration statement referenced in paragraph 6 hereof, Hansen, Anderson and Lovely agree that each of them shall be free to offer such Shares for sale as and when determined by each of them in his sole discretion, provided, however, that Hansen agrees to take no action that would have the effect of substantially interfering with the disposition of any Anderson Shares by Anderson to the extent such disposition is made for the purpose of repaying the Anderson Note and of any Lovely Shares by Lovely to the extent such distribution is made for the purpose of repaying the Lovely Note.

         12. Hansen agrees with Anderson and Lovely that in the event Hansen determines to effect a registered public offering of more than 10% of the Hansen Shares or if Hansen seeks to sell more than 10% of the Hansen Shares in a private transaction, excluding a transaction with affiliates of Hansen or Pennsylvania Merchant Group Ltd ("PMG") or affiliates of PMG, Hansen will use his best efforts to include in such public offering or other transaction, on a pro rata basis according to number of Shares held, Shares held by Anderson and Lovely on the same terms and provisions, and subject to the same conditions, as those applicable to Hansen's participation in such offering or other transaction.

         13. All notices and other communications to any party hereto provided for in this agreement shall be in writing and addressed to such party at his address as stated above unless such party shall have theretofore notified the other parties hereto that such notices and communications should be sent to a different address. Notices shall be sent via confirmed facsimile, federal express or first class postage paid mail. Notices shall be effective upon receipt.

         14. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement and this agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause performance of this agreement to be unreasonable.

         15. The rights and obligations under this agreement of the parties to this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto; provided, however, that the rights and obligations set forth in paragraphs 11 and 12 hereof are not assignable.



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Thomas J. Anderson, John D. Freitag,
Richard A. Hansen, William C. Lovely
Page 5
December 20, 1995


         16. Computone, Jaguar, Freitag, Hansen, Anderson and Lovely acknowledge that Frederick W. Dreher, Esq. and Duane, Morris & Heckscher have, with the consent of Jaguar, Freitag, Hansen, Anderson and Lovely, represented Computone with respect to this agreement, and that each of Jaguar, Freitag, Hansen, Anderson and Lovely has read and understands all of the provisions of this agreement and that each of Jaguar, Freitag, Hansen, Anderson and Lovely has been represented, or has been given the opportunity to be represented, by legal counsel of its or his own choosing in connection with the negotiation, execution and delivery of this agreement and the other agreements related to or contemplated by this agreement.

         If the foregoing correctly sets forth your agreements, please return an executed copy of this agreement by faxing it to Frederick W. Dreher at (215) 979-1213 who will forward to you a copy of this agreement executed by all of the parties hereto.

                                                    Sincerely,



                                                    Frederick W. Dreher
                                               for DUANE, MORRIS & HECKSCHER



         Accepted and agreed to, intending to be legally bound hereby, this 20th day of December, 1995.


COMPUTONE CORPORATION                                   JAGUAR, INC.


By: /s/ Thomas J. Anderson                        By: /s/ John D. Freitag
    ----------------------------                      -------------------------
   Thomas J. Anderson, President                      John D. Freitag, President




/s/ Thomas J. Anderson                                /s/ John D. Freitag
--------------------------------                  -----------------------------
Thomas J. Anderson, individually                  John D. Freitag, individually




/s/ Richard A. Hansen                                /s/ William C. Lovely
----------------------------                         --------------------------
Richard A. Hansen                                    William C. Lovely